UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  December 28, 2014

WBK 1 Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55285	47-1738120
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2807 Brahman Dr.
Manvel, TX 77578
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

832-266-2677
(ISSUER TELEPHONE NUMBER)

1530 W Lewis Ave
Phoenix AZ 85007
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Change in Control of Registrant.

On December 28th, 2014, the sole officer and director of WBK 1 Inc. (the “Company”), Kent Wilson, entered into a Share Purchase Agreement (the “SPA”) pursuant to which he entered into an agreement to sell an aggregate of 10,000,000 shares of his shares of the Company’s common stock to Toan Thanh Tran at an aggregate purchase price of $40,000. These shares represent 100% of the Company’s issued and outstanding common stock. Effective upon the closing date of the Share Purchase Agreement, December 28th, 2014, Kent Wilson executed the agreement and now owns no shares of the Company’s stock and Toan Thanh Tran was the majority stockholder of the Company. A copy of the SPA is attached to this Current Report as Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On December 28, 2014, before the closing of the SPA, Kent Wilson elected Toan Thanh Tran as a Director of the Company and as Chairman of the Company’s Board of Directors. Immediately following the election of Mr. Tran to the Company’s Board of Directors, Mr. Tran, acting as the sole Director of the Company, accepted the resignation of Kent Wilson as the Company’s President, Chief Executive Officer, Chief Financial Officer, Secretary and Chairman of the Board of Directors. Mr. Wilson’s resignation was in connection with the consummation of the SPA between Mr. Wilson and Mr. Tran and was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Following Mr. Wilson’s resignation, and effective as of the same date, to fill the vacancies created by Kent Wilson’s resignations, the Board of Directors appointed Mr. Tran as Chairman of the Board of Directors CEO, President and Secretary.

Biographical Information for Toan T. Tran:

•	Over 12 years of experience and knowledge in the energy industry
•	Over 10 years in financial industry
•	Sound & successful venture capitalist and private equity
•	Pursuing PhD in Behavioral Economics locally in Houston, TX, in collaboration with MIT & Duke

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WBK 1 Inc.

By: /s/ Toan T. Tran
Toan T. Tran
Board of Directors CEO, President and Secretary.

By: /s/ Kent B. Wilson
Kent B. Wilson
Chief Executive Officer, Chief Financial Officer, Secretary
(Principal Executive Officer, Principal Financial Officer)

Date: December 28, 2014